Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES NOVEMBER CASH DISTRIBUTION
     DALLAS, Texas, November 18, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.149470 per unit, payable on December 14, 2005, to unit holders of record on November 30, 2005.
     This month’s distribution increased from the previous month due primarily to higher oil and gas prices and slightly lower capital costs. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 73,473 bbls and 319,583 mcf. The average price for oil was $60.31 per bbl and for gas was $9.14 per mcf. This would primarily reflect production for the month of September. Capital expenditures were approximately $28,000. The numbers provided reflect what was net to the Trust.
     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877 .228.5085